PANEX RESOURCES INC. AND SUBSIDIARY PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET
UNAUDITED
	Panex Resources Inc.	Amani Sprl	Giro Sprl	Adjustments	Reference	Pro Forma
	31 December,	31 December,	31 December,	31 December,		31 December,
(Unaudited)	2013	2013	2013	2013		2013
(Expressed in U.S. Dollars)	$	$		$		$
ASSETS
Current assets
Cash	5,937	-	1,000,000			1,005,937
Receivables	-	10,000	1,182,177			1,192,177
Accounts receivable related parties	-	4,381,821	3,500,000	(4,381,821)	(A) & (B)	3,500,000
Accruals and prepayments	-	30,000	-			30,000
Total current assets	5,937	4,421,821	5,682,177	(4,381,821)		5,728,115
Non-Current assets
Equipment	-	13,083	-			13,083
Intangible Assets	-	19,505	-			19,505
Exploration and evaluation assets	-	-	-	-		-
Investments	-	650,000	1,112,400	(1,112,400)	(A)	650,000
Total non-current assets	-	682,588	1,112,400	(1,112,400)		682,588
Total assets	5,937	5,104,409	6,794,577	(5,494,221)		6,410,703

Liabilities and Stockholders' Equity (Deficiency)
Current liabilities
Accounts payable and accrued expenses	70,822	30,000	1,000,000			1,100,822
Accounts payable and accrued expenses related parties	126,653	5,031,821	3,269,421	(4,381,821)	(A) & (B)	4,046,074
Accrued liabilities, other	-	1,753	1,112,400	(1,112,400)	(A)	1,753
Loans and borrowings, related party	50,000	-	-			50,000
Advances received for common stock subscriptions	329,375	-	-			329,375
Loans and borrowings	-	-	2,500,000			2,500,000
Total liabilities (all current)	576,850	5,063,574	7,881,821	(5,494,221)		8,028,024
Stockholders’ Equity (Deficiency)
Common stock
Authorized: 500,000,000 (2013: 500,000,000)
common shares with par value of $0.001 each
Issued and outstanding:
366,261,507 (August 31, 2013: 118,261,507) common shares	366,261	46,000	1,000,000			1,412,261
Additional paid-in capital	13,131,129	-	-			13,131,129
Donated capital	77,627	-	-	-		77,627
Accumulated deficit during the exploration stage	(14,145,930)	(5,165)	(2,087,243)	-		(16,238,338)
Stockholder’ equity (deficiency)	(570,913)	40,835	(1,087,243)	-		(1,617,321)
Total liabilities and stockholders’ equity (deficiency)	5,937	5,104,409	6,794,578	(5,494,221)		6,410,703

PANEX RESOURCES INC. AND SUBSIDIARY PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED
	Panex Resources Inc.	Amani Sprl	Giro Sprl	Adjustments	Pro Forma
	For the	Incorporation to	Incorporation to	for	For the
	Four Months				Four Months
	Ended				Ended
	31 December	31 December	31 December	31 December	31 December
(Unaudited)	2013	2013	2013	2013	2013
(Expressed in U.S. Dollars)	$	$	$	$	$
Donated rent	-	-	-		-
Donated services	-	-	-		-
Listing and filing fees	3,631	-	-		3,631
Investor relation expenses	80,975	-	77,636		80,975
Directors fees	-	-	-		-
Management fees	-	-	-		-
Stock option compensation	-	-	-		-
Professional fees	42,900	-	-		42,900
Travel costs	-	-	-		-
General and administrative	76,290	5,165	2,009,607		81,455
Foreign currency transaction loss (gain)	-	-	-		-
Mineral property and exploration costs	329,080	-	-		329,080
Write-off deferred acquisition cost	-	-	-		-
Provision against Minanca loan	-	-	-		-
	532,876	5,165	2,087,243		538,041
Other income (expense)	-	-	-		-
Interest income	-	-	-		-
Interest expense	-	-	-		-
Loss on sale of investment	-	-	-		-
Extinguishment of liabilities	-	-	-		-
Gain on sale of mineral property right	-	-	-		-
	-	-	-		-
(Net Loss) / Income	(532,876)	(5,165)	(2,087,243)		(538,041)
Net Loss Per Share – Basic and Diluted	*	*	*		*
Weighted Average Shares Outstanding	159,594,840	1,000	100

* Amount is less than $0.01 per share

PANEX RESOURCES INC. AND SUBSIDIARY

NOTES TO PRO FORMA CONDENSED CONSILIDATED

FINANCIAL STATEMENTS

UNAUDITED

NOTE A -  The pro forma adjustments to the condensed consolidated balance sheet are as follows:

To reflect the intercompany elimination of the group entities:

Accounts receivable, related parties recorded in Amani	1,112,400
Investment recorded in Giro	1,112,400
Accounts payable recorded in Amani	(1,112,400)
Accrued liability recorded in Giro	(1,112,400)

-

NOTE B -  The pro forma adjustments to the condensed consolidated balance sheet are as follows:

To reflect the intercompany elimination of the group entities:

Accounts receivable recorded in Amani	3,269,421
Accounts payable recorded in Giro	(3,269,421)

-